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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of July 2, 1998, by and between CITYSCAPE CORP., having an office address at 565 Taxter Road, Elmsford, New York 10523 (hereinafter referred to as the "Company") and Cheryl P. Carl residing at 182 Kneeland Avenue, Yonkers, New York 10705 (hereinafter referred to as the "Employee").

                                   WITNESSETH:

         WHEREAS, the Company desires to hire and retain the Employee as an employee to perform certain services for the Company.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

         1.       EMPLOYMENT OF EXECUTIVE.

                  (a) The Company hereby employs the Employee in the capacity and for the position of Executive Vice President, Treasurer. Employee hereby accepts such employment with the Company upon the terms and conditions hereinafter set forth.

                  (b) The duties of the Employee shall include responsibility for capital markets and corporate treasury functions, including developing and maintaining investor, warehouse, banking, product, regulatory, and other secondary and funding relationships. These duties and services shall at all times be subject to the direction, approval and control of the Company and shall include such other duties as may be assigned by the Board of Directors of the Company (the "Board") commensurate with the responsibilities normally associated with Employee's position.

         2.       SERVICES TO BE RENDERED.

                  The Employee will devote Employee's full time and efforts to the business and affairs of the Company and shall not during the term of this Agreement be engaged in any other businesses, with the exception of Advanced Abstract Corporation; provided that the Employee may engage in passive investments in businesses in which the Employee does not participate. The Employee will always use Employee's best efforts to promote the interests of the Company.

         3.       TERM.

                  The term of this Agreement (the "Term") shall commence on May 31, 1998, and shall continue until December 31, 1999, unless (i) extended by the mutual agreement of the Company and the Employee or (ii) terminated as hereinafter provided.
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         4.       COMPENSATION:  BASE SALARY, BONUSES AND STOCK OPTIONS.

                  (a)      Base Salary.

                           The Employee shall receive a base salary at a rate of
$275,000 per annum, payable monthly or more frequently in accordance with the Company's practice as applied to other senior officers.

                  (b)      Bonuses.

                           (i) As consideration for continued service with the
Company during the remainder of calendar year 1998, the Employee shall be entitled to receive a Stay Bonus in the total amount of $200,000. Of that sum, $96,295 shall be received by the Employee in the form of a signing bonus, payable within forty-eight hours of the date that the Employee executes this Agreement. So long as the Employee remains actively employed (but not if the Employee fails to remain employed because of, inter alia, the Company's failure to continue its operations) through the end of the month to which the payment relates, the remainder of the Stay Bonus shall be paid in seven installments of $14,815 with each payment made on the fifth day following the end of the month to which it relates.

                           (ii) As additional compensation for services
rendered, the Employee shall be eligible to receive a Bonus for 1998 of up to $75,000. The Employee's entitlement to this amount shall be based on the following factors as evaluated by the Board and compared with goals to be established by the Company within two months of the execution of this Agreement and disclosed to the Employee in writing:

                           - 25% shall be based on the expansion of warehouse lines and the reduction in borrowing rates and fees;

                           - 50% shall be based on the expansion of the Company's investor base and improved executions; the negotiation of product availability, and the determination of daily loan pricing;

                           - 10% shall be based on the management of the Company's banking and custodial relationships; the improvement in service; and the reduction in operating costs;

                           -        5% shall be based on the successful
                                    management of the Company's regulatory
                                    relationships; and

                           - the remaining 10% shall be based on the Company's net income goals (a function of management expense targets).

Any bonus for periods following 1998 shall be the subject of separate discussions.

                  (c)      Stock Options.

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                           Stock options may be awarded to the Employee, subject
to the discretion of, and on terms and conditions determined by the Board.

         5.       BENEFITS.

                  The Employee shall be entitled to participate in the regular pension, profit sharing, health, disability, and other benefit programs of the Company in effect from time to time on the same basis that other senior officers of the Company participate therein. The Employee shall be entitled, for the term hereof, to annual vacations to be taken in accordance with the policies of the Company in effect from time to time for senior officers. The Employee shall be entitled to all vacation which has accrued but remained unused pursuant to this Agreement or any previous Employment Agreement between the Employee and the Company. In lieu of taking his vacation, the Employee may elect to receive a cash payment for any vacation which remains unused upon the termination of this Agreement.

         6.       EXPENSES.

                  The Company shall reimburse the Employee against appropriate vouchers or other receipts for business expenses reasonably incurred by Employee in the performance of Employee's duties pursuant to the terms hereof. In addition, upon the submission of appropriate vouchers or other receipts, the Company shall reimburse Employee for gas, tolls, and car phone charges. Employee shall submit vouchers or other receipts once per calendar month and shall be reimbursed by the Company within thirty days of submission. Expenses shall further include reimbursement for monthly car payments of up to $1,000.

         7.       DEATH AND DISABILITY.

                  The Employee's employment hereunder shall terminate upon his death. In the event of the total disability of the Employee, the Employee's employment hereunder may terminate at the option of the Board. For purposes of this Agreement, "total disability" shall mean the Employee's inability to perform Employee's regular and customary duties on behalf of the Company for a period of no less than 120 consecutive days, or any 180 days during any twelve month period, with such total disability being established by a written certification submitted by a medical doctor agreed to by the Employee and the Company. In the absence of agreement, the Company and the Employee shall each nominate a qualified medical doctor and these two doctors shall select a third qualified medical doctor, which third doctor shall make the determination as to total disability. During the aforementioned 120 and 180 day periods, Employee shall receive his regular salary less any Company provided disability insurance proceeds Employee may receive. After the termination of these time periods, no salary will be payable.

         8.       CAUSE.

                  By notice to the Employee, the President of the Company or the Board may terminate this Agreement for Cause. As used herein, "Cause" shall be defined as: (a) the refusal or failure by the Employee to carry out specific directions of the Board of Directors which are of a material nature

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and consistent with Employee's position described in Section 1(b), or the refusal or failure by the Employee to perform a material part of the Employee's duties hereunder; (b) the commission by the Employee of a breach of any of the provisions of this Agreement; (c) the commission by the Employee of a fraudulent or dishonest act in Employee's relations with the Company or any of its affiliates, or with any customer or business contact of the Company or any of its affiliates ("dishonest" for these purposes shall mean that Employee knowingly or recklessly made a material misstatement or omission or took a material action for Employee's personal benefit); (d) the conviction of the Employee for a felony or any crime involving an act of moral turpitude; (e) any act of insubordination or the willful failure to carry out a written directive of the Board of Directors which does not violate the terms of this Agreement;
(f) any breach under Sections 9 and 11 of this Agreement; or (g) the Employee's gross incompetence. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to the Employee's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to the Employee specifying the "Cause" with reasonable particularity and, within ten business days after such notice, Employee shall not have cured or eliminated the problem or thing giving rise to such "Cause"; provided, however, that (i) any periodic breach or continual breaching after notice and cure of any provision of clauses (a) or (b) above, or (ii) a repeated breach after notice and cure, of any provision of clauses (a) or (b) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause without any additional notice from the Company. The parties hereto agree that three separate instances of a breach by the Employee of the provisions of this Agreement during the Term shall be considered periodic, continual or repeated and shall constitute "Cause" within the meaning of this Section 8.

         9.       NON-COMPETITION.

                  (a) During the Term except if the Employee terminates Employee's employment hereunder as a result of a Continued Company Breach (as such term is defined in ((c)) below) the Employee agrees that Employee will not, directly or indirectly, enter into or participate (whether as owner, partner, shareholder, officer, director, salesman, consultant, employee, principal, or in any other relationship or capacity) in any business operating or providing services in any State in which the Company or its affiliates are operating or providing services as of the date of termination which directly or indirectly, through subsidiaries or otherwise, manages or performs the following business activities and services: residential and commercial and real estate lending; servicing loan portfolios and/or mortgage or real estate brokerage services (a "Competing Entity"); provided that the Employee may own up to one percent of the outstanding equity securities of any Competing Entity that is subject to the public reporting requirements of the Securities Exchange Act of 1934.

                  (b) During the Term and for one year after the termination of the Employee's employment hereunder for any reason, and unless the Company terminates the Employee's employment without Cause or the Employee terminates his employment due to a Continued Company Breach, and except for a "Permitted Contact" as defined below, the Employee shall not, without the prior written consent of the Company, directly or indirectly, (i) solicit, request, cause or induce any person who is at the time, had been, an employee of or a consultant to the Company to leave the employ of or terminate Employee's relationship with the Company or (ii) employ, hire,

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engage, or endeavor to entice away from the Company any such person, or any customer of the Company or its affiliates or (iii) attempt to limit or interfere with any business agreement or relationship existing between the Company and/or its affiliates with a third party.

                  (c) As used herein, (i) "Continued Company Breach" shall mean three separate instances of a material breach during the Term by the Company of the obligations it owes the Employee pursuant to Section 1, Section 4(a) and
Section 5 hereof after the Company has received written notice from the Employee regarding each such breach and the Company fails to cure each such breach within ten days of the receipt of such notice; and (ii) "Permitted Contact" shall mean an unpersonalized mass mailing to at least 1000 persons or an advertisement in a periodical of general circulation.

         10.      SEVERANCE.

                  If the Company terminates this Employee's employment without Cause or Employee terminates his employment due to a Continued Company Breach, and Employee executes a general release in the Company's customary form, the Company shall pay to the Employee for the duration of the Term hereof (1) all remaining salary, as described in Section 4(a), (2) all remaining payments of the Stay Bonus as described in Section 4(b)(i), and (3) Employee's Bonus, to the extent earned, as described in Section 4(b)(ii). In addition, if the conditions described in this Section are satisfied, the Company shall make payments to cause Employee's health insurance to remain in effect for the duration of the Term of this Agreement. Upon making such payments and any other accrued salary or expenses, Company shall have no further obligation to Employee hereunder. In the event of a termination under this Agreement by the Company for Cause as defined in Section 8 or by Employee for any reason except Continued Company Breach as defined in Section 9(c), all salary and benefits shall cease as of the date of termination, provided that all accrued salary, bonus and expenses shall be paid to Employee or Employee's estate or legal representative as the case may be.

         11.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) The Employee acknowledges that as a result of Employee's employment by the Company, the Employee, both during and after the Term, will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, financial information, trade secrets, information concerning the operations, sales, personnel, suppliers, customers, costs, profits and pricing policies, "know how" and certain business methodologies (the "Confidential Information").

                  (b) During the Term and thereafter, the Employee shall exercise all due and diligent precautions to protect the integrity of the customer lists, mailing lists and sources thereof, statistical data and compilations, agreements, contracts, manuals, memoranda, notes, records, reports or other documents and any and all other materials embodying any Confidential Information (the "Confidential Materials") and, upon the Company's request in writing, Employee shall immediately return to the Company all such Confidential Materials (and copies thereof) then in Employee's possession or control.

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                  (c) The Employee agrees that Employee will not at any time, either during the Term of this Agreement or thereafter, divulge to any person or entity any Confidential Information or deliver or permit any person or entity to obtain any Confidential Materials except (i) when required in the course of performing Employee's duties hereunder, (ii) with the Company's express written consent; (iii) where required to be disclosed by court order, subpoena or other government process, or (iv) any information which is in the public domain. If the Employee shall be required to make disclosure pursuant to the provisions of clause (iii) of the preceding sentence, the Employee promptly, but in no event more than forty-eight hours after learning of such subpoena, court order, or other governmental process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Employee shall: (x) take all reasonably necessary steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (y) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                  (d) Upon termination of Employee's employment with the Company, the Employee will promptly deliver to the Company all Confidential Materials relating to the Company and its affiliates, which Employee may then possess or have under Employee's control; provided, however, that Employee shall be entitled to retain copies of such documents reasonably necessary to document Employee's financial relationship (both past and future) with the Company.

                  (e) The Employee acknowledges that (i) any breach of the provisions of these Sections 9 and 11 may cause substantial and irreparable harm to the Company for which the Company would have no adequate remedy at law, and
(ii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

         12.      REMEDIES

                  (a) If Employee commits a material breach, or threatens to commit a material breach, of any of the provisions of Sections 9 and 11, the Company shall have the right and remedy:

                           (i) to have the provisions of this Agreement
specifically enforced by any court having equity jurisdiction; and

                           (ii) to require Employee to account for and to pay
over to the Company all damages suffered by the Company (including consequential and incidental damages) as the result of any transactions constituting a breach of any of the provisions of Sections 9 and 11, and Employee hereby agrees to account for and pay over such damages to the Company;

                  (b) The Employee acknowledges and agrees that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach may cause substantial and irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Employee further agrees that the Company in any such equitable proceeding shall not have to prove irreparable harm. (However, in a suit for damages, Company shall be required to prove the amount of damages actually sustained.)

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                  (c) Each of the rights and remedies enumerated in Section
12(a) shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of any other rights and remedies available to the Company under law or equity.

                  (d) If any provision of Section 9 or 11 is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

         13.      INDEMNIFICATION.

                  (a) The Company hereby agrees to indemnify and hold harmless the Employee, both during and after the expiration of the Term, from and against any and all loss or liability including reasonable legal fees and legal disbursements which the Employee may have to third parties as a result of the proper performance of Employee's duties hereunder during the Term or pursuant to any previous Employment Agreement between the Company and Employee, to the extent permitted by the laws of the State of New York. The Employee hereby agrees to indemnify and hold harmless the Company from any and all loss or liability which the Company suffers as a result of Employee's material breach of Employee's obligations hereunder to the extent permitted by the laws of the State of New York. When the Company assumes its obligation to indemnify and hold harmless the Employee in connection with a claim or litigation, its obligation with respect to such claim or litigation shall be limited to holding the Employee harmless from and against any judgment or settlement approved by the Company in connection with the claim or litigation. The Company reserves the right to select counsel of its choosing to defend the Employee.

                  (b) Whenever a claim shall arise for which any party may be or become entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party promptly, and in the case of a third party claim, in writing within ten days of the indemnified party's first receipt of written notice of such third party claim, and in any event within such shorter period as may be legally required for the indemnifying party or parties to take appropriate action to resist such claim. The failure to give a timely notice, as provided in the preceding sentence, shall not operate as a waiver of an indemnified party's right to indemnification, provided that the failure to give such notice did not materially prejudice the legal rights of the indemnifying party. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent determinable) the amount of the liability arising therefrom.

         14.      NOTICE.

                  Any notice required hereunder shall be delivered by hand, or sent by registered or certified mail, addressed to the other party hereto at its address set forth above or at such other address as notice thereof shall have been given in accordance with the provisions of this Section 14. Any such notice shall become effective (a) if mailed, on the date indicated on the receipt or if not accepted, the date indicated that delivery was attempted, and (b) in the case of delivery by hand, upon delivery or attempted delivery as shown on the records of the deliveries.

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         15.      AGREEMENT; AMENDMENT.

                  This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and represents their entire understanding and agreement with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement which instrument is signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by any party hereto.

         16.      SEVERABILITY.

                  In the event of the invalidity or unenforceability of any one or more provisions of this Agreement, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall be deemed to remain in full force and effect.

         17.      ASSIGNMENT; BINDING EFFECT.

                  This Agreement is not assignable by Employee without the prior written consent of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

         18.      SECTION HEADINGS.

                  The Section Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19.      GOVERNING LAW; VENUE.

                  THIS AGREEMENT SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO AGREE THAT ANY ACTIONS OR PROCEEDINGS INSTITUTED TO ENFORCE RIGHTS HEREUNDER SHALL BE INITIATED IN THE FEDERAL OR STATE COURTS LOCATED IN WESTCHESTER COUNTY, NEW YORK.

         20.      EXECUTION IN COUNTERPARTS.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


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                                                CITYSCAPE CORP.


                                                By:   /s/ Steven Miller
                                                      -----------------------
                                                Name  Steven Miller
                                                Title  Sr VP


                                                      /s/Cheryl P. Carl
                                                      -----------------------
                                                Cheryl Carl

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